Exhibit 10.95

SURGE GLOBAL ENERGY, INC.
74-333 HIGHWAY #111, SUITE 101
PALM DESERT, CA 92260

Mr. E. Jamie Schloss                                                                                                        May  5, 2011
2961 Industrial Road, Suite # 676
Las Vegas NV 89109

RE:  AMENDED EMPLOYMENT AGREEMENT

Dear Mr. Schloss:

The following are the terms of the amended employment agreement between you as Chief Executive Officer of Surge Global Energy, Inc., Cold Flow Energy, Inc.  and Surge  Energy Resources, Inc. (hereafter “Surge”):

1.	On April 29, 2011 the Surge Board of Directors agreed to extend the term of your amended employment Agreement by two months from May 1, 2011 until June 30, 2011.

2.
For this extended term, your gross salary shall remain at $10,500 per month, payable $5,250 on the first and fifteenth day of each month if funds are available, or accrued at Surge’s election upon written notice to you prior to the commencement of each calendar month.

3.
If Surge receives additional financing, sells assets, collects receivables or has the availability of cash on hand (hereafter “Liquidity Event”) from any source, Surge will repay all accrued salary, out-of-pocket expenses and advances  (hereafter “Advances”) owed to you in cash, check or wire transfer, at your election, immediately upon receipt of those funds.

4.
If such a Liquidity Event does not occur before June 30, 2011, you have the right, but not the obligation, to convert all or part of all accrued salary into Andora Energy, Inc. (“Andora”) common stock based on a price of $0.60 per Andora share upon written notice to Surge’s Compensation Committee. This right shall continue until you have converted all Advances into Andora shares or all of the Advances have been repaid.  It is our mutual understanding that if Andora has a Change of Control Event  (i.e. a sale, merger, IPO, etc) which occurs after June 30, 2011 that establishes a fair market value for  Andora shares, all converted shares will be sold, if possible, and any cash proceeds received in excess of $1.00 per share be paid immediately to Surge.

5.
This amended agreement does not affect your rights regarding the prior 33,333 Andora shares you earned under your prior employment agreement for the period from September 1, 2010 through April 30, 2011.

6.	All other terms and conditions not amended herein shall be the same as your Amended Employment Agreement executed on April 22, 2010.

7.	The Compensation Committee of the Board also agrees to review this amended employment agreement and meet with you directly prior to June 15, 2011 to negotiate a new employment agreement.

8.	If your employment agreement is not extended beyond June 30, 2011 then all unpaid vacation and sick pay will be immediately paid to you pursuant to California law.

9.	Both you and Surge agree to execute any other documents necessary to facilitate the terms set forth herein.

Yours truly,

/s/ Charles V. Sage
Charles V. Sage, Chairman Surge Compensation Committee

AGREED AND ACCEPTED:

/s/ E. Jamie Schloss
E. Jamie Schloss